Exhibit 99.1
Printable version (PDF) available here.

For Immediate Release

MAGUIRE PROPERTIES REPORTS FOURTH QUARTER 2004
FINANCIAL RESULTS

LOS ANGELES, February 8, 2005 - Maguire Properties, Inc. (NYSE: MPG), a real estate investment trust, today reported results for the fourth quarter ended December 31, 2004.

Significant Fourth Quarter and Recent Events

•
Entered into an agreement to acquire CommonWealth’s Fifth Street Properties portfolio, which includes 10 office properties comprising nearly 5.0 million square feet, 3.9 million square feet of structure parking garages and development sites that management belives can support over 1.5 million square feet of office space. This acquisition will increase the Company’s asset base in Southern California by three million square feet. The price is expected to be $1.51 billion.

•
Completed the acquisition of Washington Mutual Irvine Campus in Orange County, California, a 16-acre office campus comprised of four low-rise office buildings totaling 414,595 square feet and entitlements for a new 145,000 square foot, five-story building, which will bring the project to a total of 559,595 square feet.

•
Completed the acquisition of Lantana Media Campus in Santa Monica, California, a 12-acre campus featuring three existing low-rise office and studio production buildings totaling 330,259 square feet and entitlements for two new three-story buildings totaling an additional 194,000 square feet, bringing the project ultimately to 524,259 square feet.

•	Completed new leases and renewals totaling 135,407 square feet, including a lease renewal to 2008 with Bank of America at One California Plaza for 38,411 square feet.

•	Completed a new $210 million, seven-year mortgage refinancing with Metropolitan Life for KPMG Tower at a fixed rate of 5.14%.

•	Completed a new $170.0 million, ten-year mortgage refinancing with Teachers Insurance and Annuity Association of America for Park Place I secured by the property at a fixed rate of 5.64%.

•	Completed a new $106.0 million, seven-year mortgage financing with Credit Suisse First Boston for Washington Mutual Irvine Campus secured by the property at a fixed rate of 5.07%.

•	Completed a new $98.0 million, five-year mortgage financing with Greenwich Capital for Lantana Media Campus secured by the property at a fixed rate of 4.94%.

•
Entered into new terms for a new $100.0 milllion, seven-year mortgage financing with Wachovia Securities for Park Place II secured by the property at a fixed rate of 4.99%. Proceeds will be used to be repay a portion of the $140.0 million Park Place II bridge loan. The loan is expected to close in first quarter 2005.

Fourth Quarter and Full Year 2004 Financial Results

Net income available to common shareholders for the quarter ended December 31, 2004 was $1.6 million, or $0.04 per basic and diluted share. Net income available to common shareholders for the year was $15.6 million, or $0.37 per basic and $0.36 per diluted share. Funds from Operations (FFO) available for common shareholders for the quarter ended December 31, 2004 was $22.2 million, or $0.52 per basic and diluted share. Funds from Operations (FFO) available for common shareholders for the year ended December 31, 2004 was $84.4 million, or $1.99 per basic and $1.98 per diluted share. The weighted average number of basic and diluted shares outstanding was 42,828,004 and 43,069,428, respectively, for the quarter ended December 31, 2004 and 42,504,134 and 42,679,124, respectively, for the year ended December 31, 2004.

Upon completion of the CommonWealth acquisition, the Company will own approximately 24.9 million square feet, consisting of 23 office properties with approximately 14.8 million net rentable square feet, one 350-room hotel with 266,000 square feet and total on and off-site structured parking of approximately 9.8 million square feet, plus surface parking, which in total accommodates over 31,000 vehicles. The Company will also own undeveloped land that it believes can support up to 5.0 million square feet of office, retail and residential uses.

Mr. Richard Gilchrist, President and Co-Chief Executive Officer commented, "Our results for the quarter were in line with our expectations and we maintained our leased rate at approximately 91.3% as of the end of the quarter. Our agreement to acquire the CommonWealth office portfolio demonstrates our ability to execute our external growth strategy. That transaction and the completion of the previously announced acquisitions of large scale, quality projects expands our market share and at the same time provides us with a development pipeline of about 5 million feet in almost every submarket of Southern California, from San Diego to Orange and Los Angeles Counties. We believe this gives us a unique opportunity to utilize our development skills to produce high returns with new projects when the time is right."

Teleconference and Webcast

Maguire Properties will conduct a conference call and audio webcast at 10:00 A.M. Pacific Time (1:00 p.m. Eastern Time) tomorrow, Wednesday, February 9, 2005, to discuss the financial results of the fourth quarter and provide a company update. The conference call can be accessed by dialing 800-443-9874 (Domestic), or 706-634-1231 (International); no passcode is required. The conference call can also be accessed via audio webcast through the Investor Relations section of the Company’s web site, located at www.maguireproperties.com, or can be accessed through CCBN at www.streetevents.com. A replay of the conference call will be available approximately two hours following the call through February 19, 2005. To access this replay dial 800-642-1687 (Domestic) or 706-645-9291 (International). The required passcode for the replay is 1431463. A webcast replay will also be available through the Investor Relations section of the Company’s web site, located at www.maguireproperties.com, or through CCBN at www.streetevents.com.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the Company’s growth and expansion into new markets to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with our company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see Form 10-K filed by the Company with the Securities and Exchange Commission on March 30, 2004. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558

(Tables follow)

MAGUIRE PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2004	December 31, 2003

ASSETS
Investments in real estate	$2,419,743	$1,683,901
Less: accumulated depreciation and amortization	(199,078)	(130,452)
Net Investments in real estate	2,220,665	1,553,449

Cash and cash equivalents	64,495	43,735
Restricted cash	71,123	39,164
Rents and other receivables	8,038	7,887
Deferred rents	24,734	14,129
Due from affiliates	3,913	2,607
Deferred leasing costs and value of in-place leases, net	152,528	74,908
Deferred loan costs, net	15,826	23,659
Acquired above market leases	37,207	43,182
Other assets	5,365	3,198
Total assets	$2,603,894	$1,805,918

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS' EQUITY
Mortgage loans	$1,550,250	$1,161,250
Other secured loans	255,200	50,000
Accounts payable and other liabilities	77,330	58,216
Dividends and distributions payable	24,692	21,458
Capital leases payable	5,408	6,537
Acquired lease obligations	81,449	76,455
Total liabilities	1,994,329	1,373,916

Minority interests	72,198	88,578
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
7.625% Series A Cumulative Redeemable Preferred Stock, $25.00
liquidation preference, 10,000,000 shares issued and outstanding
at December 31, 2004	100	-
Common Stock, $0.01 par value, 100,000,000 shares authorized,
43,258,489 and 42,645,711 shares issued and outstanding at
December 31, 2004 and 2003, respectively	433	426
Additional paid in capital	653,099	406,133
Unearned and accrued stock compensation, net	(5,184)	(3,800)
Accumulated deficit and dividends	(119,033)	(65,884)
Accumulated other comprehensive income, net	7,952	6,549
Total stockholders' equity	537,367	343,424
Total liabilities, minority interests and stockholders' equity	$2,603,894	$1,805,918

MAGUIRE PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended December 31, 2004	Three months ended December 31, 2003

Revenues:
Rental	$51,888	$37,792
Tenant reimbursements	20,254	18,535
Hotel operations	5,879	5,144
Parking	9,047	7,133
Management, leasing and development
services to affiliates	357	1,425
Interest and other	909	179
Total revenues	88,334	70,208

Expenses:
Rental property operating and maintenance	17,972	14,427
Hotel operating and maintenance	3,893	3,495
Real estate taxes	6,917	5,874
Parking	2,603	1,965
General and administrative and other	5,002	3,919
Depreciation and amortization	25,734	16,711
Interest	18,633	13,716
Loss from early extinguishment of debt	791	-
Total expenses	81,545	60,107
Income before minority interests	6,789	10,101
Minority interests	(399)	(2,071)
Net income	6,390	8,030
Preferred stock dividends	(4,766)	-
Net income available to common shareholders	$1,624	$8,030

Basic income per share available to common shareholders	$0.04	$0.19
Diluted income per share available to common shareholders	$0.04	$0.19

Weighted-average common shares outstanding:
Basic	42,828,004	42,329,921

Diluted	43,069,428	42,496,536

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THE COMPANY	THE COMPANY	THE PREDECESSOR
	Twelve months ended December 31, 2004	Period June 27, 2003 through December 31, 2003	Period January 1, 2003 through June 26, 2003

Revenues:
Rental	$187,748	$73,084	$28,732
Tenant reimbursements	79,664	35,181	13,367
Hotel operations	20,519	9,711	8,738
Parking	33,797	13,731	5,637
Management, leasing and development
services to affiliates	2,278	2,759	2,349
Interest and other	2,708	2,906	234
Total revenues	326,714	137,372	59,057

Expenses:
Rental property operating and maintenance	69,245	27,600	12,277
Hotel operating and maintenance	14,497	6,925	6,863
Real estate taxes	24,430	10,775	2,962
Parking	9,293	3,733	1,295
General and administrative and other	20,187	25,284	15,275
Depreciation and amortization	86,587	30,811	11,387
Interest	64,235	26,206	24,853
Loss from early extinguishment of debt	791	46,760	6,667
Total expenses	289,265	178,094	81,579
Income (loss) before equity in net income (loss)
of real estate entities and minority interests	37,449	(40,722)	(22,522)

Equity in net income (loss) of real estate entities	-	(25)	1,648

Income (loss) before minority interests	37,449	(40,747)	(20,874)
Minority interests	(3,982)	9,731	(275)
Net income (loss)	33,467	(31,016)	(21,149)

Preferred stock dividends	(17,899)	-	-
Net income (loss) available to common shareholders	$15,568	$(31,016)	$(21,149)

Basic income (loss) per share available to common shareholders	$0.37	$(0.74)
Diluted income (loss) per share available to common shareholders	$0.36	$(0.74)

Weighted-average common shares outstanding:
Basic	42,504,134	42,009,487

Diluted	42,679,124	42,009,487

MAGUIRE PROPERTIES, INC.
FUNDS FROM OPERATIONS (a)
(in thousands, except for per share amounts)

	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004

Reconciliation of net income to funds from operations:
Net income available to common shareholders	$1,624	$15,568
Adjustments:
Minority interests	399	3,982
Real estate depreciation and amortization	25,643	86,212
Funds from operations available to common shareholders and Unit Holders (FFO)	$27,666	$105,762

Company share of FFO (b)	$22,214	$84,356

FFO per share - basic	$0.52	$1.99

FFO per share - diluted	$0.52	$1.98
___________
(a)
We calculate funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America, or GAAP), excluding gains (or losses) from sales of property, extraordinary items, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a supplemental performance measure because in excluding real estate related depreciation and amortization and gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

(b)
Based on a 80.3% weighted average interest in our operating partnership for the three months ended December 31, 2004 and a 79.8% weighted average interest in our operating partnership for the year ended December 31, 2004.